EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)



                                                                  SIX MONTHS        THREE MONTHS
                                                                 ENDED JUNE 30,     ENDED JUNE 30,
                                                                ---------------     --------------

                                                                 1997       1996    1997    1996
                                                                 ----       ----    ----    ----
PRIMARY

Earnings (loss) applicable to common stock                       $1,160   $1,396   $ (379) $ (731)
                                                                 ======   ======   ======  ======
Weighted average shares:
 Average shares outstanding                                       6,002    6,581    5,938   6,581

 Net effect of warrants and dilutive
  stock options based on application
  of treasury stock method using
  average market price                                               29       12        -       -
                                                                 ------   ------   ------  ------
     Total average shares                                         6,031    6,593    5,938   6,581
                                                                 ======   ======   ======  ======

Earnings (loss) per share                                         $ .19   $  .21   $ (.06) $ (.11)
                                                                 ======   ======   ======  ======

FULLY DILUTED

Fully diluted earnings per share are considered equal to primary earnings per share due to immaterial dilution.

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